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                                                                    Exhibit 99.1

                 RETAIL VENTURES, INC. EXTENDS CREDIT FACILITIES

         Columbus, Ohio, July 29, 2004 /PRNewswire/ -- Retail Ventures, Inc. (NYSE: RVI) today announced the signing of one-year extensions for its $350 million Revolving Credit Agreement and its $100 million Term Loans.

     Jim McGrady, Chief Financial Officer, stated that "At the Company's request, the Revolving Credit Agreement and the Term Loans, both originally set to expire on June 11, 2005, have been extended through June 11, 2006, under substantially the same terms and conditions". He added, "These extensions provide the Company with the ability to classify its outstanding debt balances as long-term in our second quarter balance sheet. We expect to conclude in the near term more favorable long-term financing alternatives."

     Retail Ventures, Inc. is a leading off-price retailer with stores in 31 states predominately in the Midwest, Northeast and Southeast and the District of Columbia. It currently operates 116 full-line department stores, 24 Filene's Basement Stores, and 158 DSW stores.

     Certain of the Company's statements in this press release are not purely historical, and as such are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management's intentions, plans, beliefs, expectations or projections of the future, and include statements in this document regarding forecasts and expectations of the financing to support the Company's current operating initiatives and growth objectives. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company's business, and other risks and uncertainties detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended January 31, 2004. One or more of these factors may have affected, and could in the future affect, the Company's business and financial results in future periods, and could cause actual results to differ materially from plans and projections.

     There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

SOURCE: Retail Ventures, Inc.

Contact: Jim McGrady, Chief Financial Officer - (614) 478-2208